Exhibit 10.3.1

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”), dated as of [            ], 2015, is entered into by and between PPL Corporation, a Pennsylvania corporation (“PPL”), and Talen Energy Supply, LLC, a Delaware limited liability company (“Talen Energy”). Both PPL and Talen Energy may be individually referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, PPL and Talen Energy are parties to that certain Transaction Agreement, dated as of June 9, 2014 (the “Transaction Agreement”), and that certain Separation Agreement, dated as of June 9, 2014 (the “Separation Agreement”);

WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings given such terms in the Transaction Agreement or, if not defined therein, the Separation Agreement;

WHEREAS, as contemplated by Section 8.15 of the Transaction Agreement, PPL is willing to provide (or cause to be provided) to the Combined Group, and Talen Energy is willing to provide (or cause to be provided) to the Parent Group, certain transition services (as further described below, the “Transition Services”) on the terms and conditions set forth herein; and

WHEREAS, (i) references to “Provider” herein shall mean (A) PPL or its designated affiliate with respect to Transition Services provided (or caused to be provided) to Talen Energy or its designated affiliate, and (B) Talen Energy or its designated affiliate with respect to Transition Services provided (or caused to be provided) to PPL or its designated affiliate; and (ii) references to “Recipient” herein shall mean (A) Talen Energy or its designated affiliate with respect to Transition Services provided (or caused to be provided) by PPL or its designated affiliate, and (B) PPL or its designated affiliate with respect to Transition Services provided (or caused to be provided) by Talen Energy;

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

TRANSITION SERVICES

1.1 Transition Services; TSA Releases.

(a) The Transition Services to be provided hereunder shall be set forth in more detail in individual TSA Releases (each, a “TSA Release”), which shall set forth the Transition Services to be provided pursuant thereto in a manner and level of detail reasonably satisfactory to both the Provider and the Recipient thereunder. The TSA Releases shall be numbered sequentially and shall be in substantially the form of Exhibit A attached hereto.

(b) Each TSA Release shall specify if the Provider and/or Recipient thereunder is to be one or more designated affiliates of the Parties. In such event, references herein to “Provider” and “Recipient” shall mean such designated affiliate(s), provided that it is understood and agreed that such designated affiliates shall not thereby become parties to this Agreement or the TSA Release and each Party shall be responsible to the other Party and its respective affiliates (but not to any third parties) for the acts or omissions of their respective designated affiliates as Provider or Recipient, as applicable, pursuant to this Agreement.

(c) Where PPL or its designated affiliate is the Provider hereunder, the Provider shall perform, or cause to be performed, the Transition Services in a manner (including quality) substantially consistent with, and in no event more extensive in type and scope than, the provision of similar or comparable services provided by the Parent Group to the Energy Supply Group prior to the date of the Transaction Agreement (it being understood that the provision by the Parent Group of Transition Services to any member of the Combined Group that was not a Subsidiary of Parent prior to the date of the Transaction Agreement, and services performed in connection with the consummation of the Transactions, shall not be deemed to be more extensive in type or scope than the provision of similar or comparable services by the Parent Group to the Energy Supply Group prior to the date of the Transaction Agreement). Where Talen Energy or its designated affiliate is the Provider hereunder, the Provider shall perform, or cause to be performed, the Transition Services in a manner (including quality) substantially consistent with, and in no event more extensive in type and scope than, the provision of similar or comparable services provided by Energy Supply Employees (as defined in the Employee Matters Agreement) to the Parent Group prior to the date of the Transaction Agreement (it being understood that services performed in connection with the consummation of the Transactions shall not be deemed to be more extensive than the provision of similar or comparable services by such employees to the Parent Group prior to the date of the Transaction Agreement).

(d) During the Term (as defined below), the Provider shall consider in good faith any reasonable requests of Recipient for the provision of additional transition services not provided for under existing TSA Releases. To the extent the Parties reach agreement on the provision of such additional services or any other revisions to an existing TSA Release, the Parties shall enter into a new or revised TSA Release, which shall be effective when signed by an Authorized Representative and the TSA Coordinator (as defined below) of each Party.

(e) If requested by the Recipient, the Provider shall include in the TSA Release a good faith estimate of the Provider Cost (as defined in Section 2.1 below) associated with the applicable Transition Services (to the extent such costs are reasonably estimable); provided, however that the provision of such estimate shall not be deemed to cap the Provider’s right to payment for such Transition Services at the estimate amount.

(f) Each TSA Release shall provide the name and contact details of one or more persons who are authorized to coordinate the provision of the applicable Transition Services for each Party (each such person with respect to the applicable TSA Release, the “TSA Coordinator”). The TSA Coordinator shall have no authority to amend or waive any provision of this Agreement or, except as specifically set forth therein, the TSA Release.

(g) In the event of any inconsistency between a TSA Release and the terms of this Agreement, the terms of this Agreement shall control unless expressly agreed in a separate writing signed by an Authorized Representative of the Party against whom enforcement is sought.

(h) For purposes of this Agreement, Authorized Representative shall mean (i) any authorized executive officer of PPL and Talen Energy, respectively; and (ii) with respect to TSA Releases or other matters, those individuals as designated in a notice pursuant to Section 5.1 hereof.

1.2 Period Transition Services Will Be Provided. Transition Services shall be provided beginning as of the Closing Date and shall continue through the expiration of the term relating to each Transition Service as set forth in the applicable TSA Release, unless (a) the Recipient terminates a particular Transition Service in accordance with the terms and conditions of this Agreement, (b) otherwise mutually agreed by the Parties in writing, or (c) this Agreement is terminated pursuant to its terms at an earlier date. If no expiration date is stated, the Transition Service will continue for the Term (as defined below).

1.3 Term. The term of this Agreement (the “Term”) shall commence as of the Closing Date and shall continue until the date that is twenty four (24) months from the Closing Date (the “Expiration Date”), subject to earlier termination pursuant to Article IV or written agreement otherwise by the Parties.

1.4 Commingling of Assets. To the extent a Provider shall have charge or possession of any of the Recipient’s cash or cash equivalents in connection with the provision of the Transition Services, such Provider shall (i) hold such cash or cash equivalents in the name and for the benefit of the Recipient and (ii) separately maintain, and not commingle, such cash or cash equivalents with any cash or cash equivalents of the Provider, its affiliates or any other person.

ARTICLE II

COMPENSATION FOR TRANSITION SERVICES

2.1 Fees. As consideration for the Transition Services received, the Recipient shall pay to the Provider for each Transition Service an amount equal to the cost of providing such Transition Services, in each case, in accordance with PPL’s cost allocation methodology in effect on the date of the Transaction Agreement (without subsidization of the Recipient’s business operations or margin to the Provider) as further set forth on Exhibit B attached hereto (the “Provider Cost”); provided that (i) to the extent the Transition Services are provided by a franchised public utility that has captive customers or that owns or provides transmission service the price of such Transition Services shall be the higher of Provider Cost or market as described in 35 C.F.R. § 35.44 (b)(2), and (ii) to the extent the Transition Services are provided to a franchised public utility that has captive customers or that owns or provides transmission service the price of such Transition Services shall be the lower of Provider Cost or market as described in 35 C.F.R. § 35.44(b)(2). The Parties shall specify in the applicable TSA Release whether Transition Services are expected to be provided by or to a franchised public utility Affiliate, and shall use commercially reasonable efforts to cause the Transition Services to be provided by or to Affiliates that are not franchised public utilities.

2.2 Payment Terms. The Provider shall present the Recipient (on account of Transition Services provided to such other Party as Recipient) with monthly invoices for the Transition Services it provides. The format of such invoices shall include, without limitation, a brief description of the applicable Transition Service, the billing period, applicable fees, and such other information as the applicable Recipient(s) may reasonably request to verify the amount and allocation of costs for the Transition Services. The Recipient shall pay the undisputed amount of the monthly invoiced amount within thirty (30) days after the date such monthly invoice was received. If the Recipient in good faith disputes any portion of the amount due on any invoice, the Recipient shall notify the Provider in writing of the nature and basis of the dispute as soon as commercially reasonable, but no later than one hundred eighty (180) days from the date of such invoice.

2.3 Audit Rights. During the Term, and for a period of six (6) months thereafter, the Recipient shall have the right, at its own costs and expense, to conduct or cause to be conducted, a reasonable audit of the data, books and records and other pertinent information of the Provider concerning the provision of Transition Services hereunder, including without limitation, for purposes of disputing the calculation of any fees charged under this Agreement or for preparing financial statements. Without limiting the generality of the foregoing, in connection with the exercise of the Recipient’s audit right, the Provider shall also provide the Recipient with reasonable access to the Provider’s pertinent personnel and third-party financial, accounting and tax advisors and allow Recipient to perform testing procedures, including inspection, observation and inquiries related to the design and operations of the controls related to the processes performed by the Provider; provided that the Recipient (including its personnel) and its third-party advisors shall not be required to provide information to the Recipient that (x) could reasonably be expected to result in competitive harm to the Provider as a result of such disclosure or (y) would waive any legal privilege. The Recipient shall provide at least ten (10) Business Day’s advance notice of any such audit, and shall conduct such audit during normal business hours and in such a manner so as to reasonably minimize disruptions to the Provider and its Affiliates. If the Provider objects to the scope of any such audit requested, the Parties shall work together, in good faith, to mutually reach agreement on the proper scope of such audit.

2.4 Dispute Resolution. If the Recipient raises a dispute with respect any charges under this Agreement within the period set forth in Section 2.2, then the Parties shall negotiate in good faith and attempt to resolve the dispute. Should such negotiations fail to result in an agreement within sixty (60) days after receipt by the Provider of such written dispute from the Recipient, then the matter shall be submitted to a mutually agreeable independent arbitrator which may, but does not necessarily have to be, the Independent Accountant. The arbitrator will deliver to the Parties a written determination (along with a statement of reasons therefor) of the amounts payable under this Agreement with respect to any such dispute within 30 days (or such other time period as may be agreed) following the submission of the dispute to the arbitrator, which determination shall be final, binding non-appealable and conclusive on the Parties. The determination of the arbitrator shall be based solely on presentations and written materials submitted by the Provider and the Recipient and the terms of this Agreement and not on the basis of an independent review. The Recipient and the Provider will, and will cause their respective representatives to, cooperate and assist the arbitrator as reasonably requested by the arbitrator in the conduct of the review and resolution referred to in this Section 2.4, including the making available, to the extent necessary, books, records, work papers, and personnel relevant to the dispute. Each Party to the dispute shall pay its own costs and expenses incurred under this Section 2.4. All fees and expenses relating to the work, if any, to be performed by the arbitrator pursuant to this Section 2.4 will be allocated between the Parties to the dispute in inverse proportion as each shall prevail in respect of the dollar amount of disputed items so submitted (as finally determined by the arbitrator). Any disputed amount determined by the Provider and Recipient, or if submitted to the arbitrator and determined by the arbitrator, to be payable to the Provider, together with interest thereon at the rate of ten percent (10%) per annum from the thirtieth (30th) day after the applicable invoice was received by the Recipient through the date of payment, shall be due and payable to the Provider by wire transfer of immediately available funds to such account or accounts as shall be specified by the Provider within three (3) Business Days after such amounts are finally determined as provided in this Section 2.4.

2.5 Cooperation, Information and Access; Monthly Meeting.

(a) The Parties will cooperate in good faith in all matters relating to the provision and receipt of the Transition Services. Without limiting the generality of the foregoing, the Recipient will provide (or cause to be provided) to the applicable Provider in a timely manner, access to facilities and information required or reasonably requested by the Provider in connection with providing the Transition Services; provided, however, the Recipient shall not be required to provide access to information that (x) could reasonably be expected to result in competitive harm to the Provider as a result of such disclosure, (y) would be in violation of applicable Law or (z) would waive any legal privilege.

(b) The TSA Coordinators shall conduct a joint monthly meeting at a mutually agreed time to discuss, inter alia, cost/quality of Transition Services, scope changes, and coordination of activities including spin-down, current and future projects; provided, however, each such meeting may be canceled in advance upon the mutual agreement of the applicable TSA Coordinators.

2.6 Additional Resources. Except as may be required to comply with its mitigation obligations under Section 4.2, in providing the Transition Services, the Provider is not obligated to (i) hire any additional employees, (ii) maintain the employment of any specific employee, (iii) purchase, lease, or license any additional equipment or materials, or (iv) enter into new contracts or extend current contracts, except as otherwise provided in the Separation Agreement, the Transaction Agreement or the Employee Matters Agreement. The Provider may engage one or more subcontractors to provide all or any portion of the Transition Services, provided that PPL or Talen Energy, as applicable, remains directly responsible to the other (but not to third parties) for the obligations of it or its designated affiliate as Provider hereunder.

2.7 Third Party Consents.

(a) To the extent that the provision of any Transition Services to any Recipient under this Agreement requires any new or additional third party consents, licenses, rights, approvals or permissions by or on behalf of the Provider (the “Third Party Consents”) for the Recipient to receive and enjoy the full benefit of the Transition Services, and to use any deliverables provided in connection therewith, the obligation to provide such Transition Services are contingent upon receipt by the Provider of such Third Party Consents, it being acknowledged and understood that those third parties are not bound to this Agreement. Each TSA Release will set forth a list of all identified material Third Party Consents required for performance of the Transition Services.

(b) Any fees or other reasonable out-of-pocket costs to obtain any Third Party Consents (the “TSA Consent Fees”) necessary to separate assets, including but not limited to licenses and data, shall be paid (or reimbursed) by the Provider. Any TSA Consent Fees necessary for the Provider to provide Transition Services to the Recipient shall, except as otherwise provided in the Separation Agreement, the Transaction Agreement or the Employee Matters Agreement,

be paid (or reimbursed) by the Recipient as part of the applicable fees; provided that, (i) the Provider shall use reasonable efforts to provide the Recipient with at least ten (10) Business Days written notice before the payment of any proposed TSA Consent Fees; (ii) the Provider shall use reasonable efforts to fulfill its obligations under this Agreement in a cost-efficient manner and without the incurrence of TSA Consent Fees; and (iii) the Recipient may decline all or part of any applicable Transition Services as necessary to avoid such TSA Consent Fees. Without limitation of any of its obligations under the Separation Agreement, the Transaction Agreement or the Employee Matters Agreement, the Provider shall use commercially reasonable efforts to obtain such Third Party Consents as promptly as practicable, and the Recipient shall reasonably assist the Provider in such efforts. The Provider shall provide the Recipient with copies of the vendor invoices for such Third Party Consents in reasonably sufficient detail to verify the terms of such Third Party Consents. No Provider shall have any obligation to commence performance of any Transition Service until the requisite Third Party Consent has been obtained. If the Provider fails to obtain the requisite Third Party Consent for any Transition Service after commencement of such service, the Provider shall use commercially reasonable efforts to give the Recipient at least thirty (30) days’ notice before discontinuing the Transition Service for which the requisite Third Party Consent was not obtained, and, for purposes of Section 5.12(a) of the Transaction Agreement, such discontinued Transition Service shall thereafter not be considered a service provided pursuant to this Agreement.

2.8 Energy Supply Assets and Separation Costs. To the extent that any of the Transition Services provided to Talen or its designated affiliates (as Recipient) by or on behalf of PPL or its designated affiliate (as Provider) include any Energy Supply Assets, Spin Transactions, Separation Costs and/or Shared Contracts (or other items the cost of which are to be borne by PPL or Parent pursuant to the Separation Agreement, the Transaction Agreement and/or the Employee Matters Agreement), Talen or its designated affiliates (as Recipient) may, in accordance with and subject to Section 2.2, dispute the amount on any invoice related to such Transition Services to reduce or adjust the net amounts paid or payable by such Recipient to such Provider for such Transition Services so that PPL bears the costs of such Energy Supply Assets, Spin Transactions, Separation Costs, Shared Contracts and/or other items, in each case in accordance with, and solely to the extent provided for in, the Separation Agreement, the Transaction Agreement and/or the Employee Matters Agreement.

ARTICLE III

DISCLAIMERS; LIMITATION OF LIABILITY; INDEMNIFICATION

3.1 Disclaimers. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE TRANSITION SERVICES AND ACCESS TO THE PARTIES’ AND THEIR RESPECTIVE AFFILIATES’ COMPUTER AND OTHER SYSTEMS OR OTHER FACILITIES OR ASSETS ARE PROVIDED ON AN “AS IS” BASIS, WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED. EXCEPT AS OTHERWISE PROVIDED IN SECTION 3.3, THE PROVIDER’S SOLE AND EXCLUSIVE RESPONSIBILITY TO THE RECIPIENT AND ITS AFFILIATES, AND THEIR SUCCESSORS AND ASSIGNS, FOR ERRORS OR OMISSIONS IN THE TRANSITION SERVICES SHALL BE TO FURNISH CORRECT INFORMATION OR RE-PERFORM THE RELEVANT SERVICES AT NO ADDITIONAL COST OR EXPENSE UPON NOTICE OF SUCH ERROR OR OMISSION FROM THE RECIPIENT DURING THE TERM.

3.2 Limitation of Liability. NO PARTY NOR ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE, OR AFFILIATE THEREOF SHALL BE LIABLE TO ANY OTHER PARTY, ANY STOCKHOLDER, OFFICER, DIRECTOR, AGENT, OTHER REPRESENTATIVE, OR AFFILIATE THEREOF OR ANY OTHER THIRD PERSON FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, OR LOSSES CALCULATED BY REFERENCE TO ANY MULTIPLE OF EARNINGS OR EARNINGS BEFORE INTEREST, TAX, DEPRECIATION OR AMORTIZATION (OR ANY OTHER VALUATION METHODOLOGY) WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, IN EACH CASE, ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY ACTS OR OMISSIONS RELATING TO THE TRANSITION SERVICES, WHETHER LIABILITY IS BASED ON CONTRACT, TORT, STRICT LIABILITY OR OTHER FAULT FOR ANY MATTER RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF A PARTY IS HELD LIABLE TO A THIRD PARTY FOR ANY OF SUCH DAMAGES AND THE OTHER PARTY IS OBLIGATED TO INDEMNIFY SUCH PARTY FOR THE MATTER THAT GAVE RISE TO SUCH DAMAGES, THEN SUCH INDEMNIFYING PARTY SHALL BE LIABLE FOR, AND OBLIGATED TO REIMBURSE THE OTHER PARTY FOR, THE TOTAL AMOUNT OF SUCH DAMAGES HOWSOEVER CHARACTERIZED.

3.3 Indemnification. (a) Recipient will indemnify, defend and hold harmless Provider and its Affiliates and their respective stockholders, members, managers, officers, directors, agents and other representatives (collectively, the “Provider Indemnitees”) from any and all claims, demands, suits, losses, liabilities, penalties, actions and damages(“Claims”) brought against such Provider Indemnitees instituted by a third party directly arising out of or resulting from the provision and use of Transition Services hereunder (other than such Claims resulting from gross negligence or willful or intentional misconduct on the part of Provider or its Affiliates under this Agreement).

(b) Talen Energy will indemnify, defend and hold harmless PPL and its Affiliates and their respective stockholders, members, managers, officers, directors, agents, other representatives (collectively, the “PPL Indemnitees”) from any and all claims, demands, suits, losses, liabilities, penalties, actions and damages suffered, paid or incurred by such PPL Indemnitees and arising out of or resulting from any gross negligence or willful or intentional misconduct on the part of Talen Energy or its Affiliates under this Agreement.

(c) PPL will indemnify, defend and hold harmless Talen Energy and its Affiliates and their respective stockholders, members, managers, officers, directors, agents, other representatives (collectively, the “Talen Energy Indemnitees”) from any and all claims, demands, suits, losses, liabilities, penalties, actions and damages suffered, paid or incurred by such Talen Energy Indemnitees and arising out of or resulting from any gross negligence or willful or intentional misconduct on the part of PPL or its Affiliates under this Agreement.

(d) Except in the case of fraud or breach of Section 6.4, the exclusive remedy for any Party for monetary damages arising from a breach of this Agreement shall be the indemnification provided under this Section 3.3.

ARTICLE IV

TERMINATION

4.1 Termination of Transition Services and Agreement for Convenience. Recipient shall have the right to terminate any Transition Service, in whole or in part, upon sixty (60) days prior written notice to the Provider, unless the individual applicable TSA Release specifies otherwise. Provider may not terminate any Transition Service, in whole or in part, during the Term unless such right of termination by Provider is specifically provided for in the applicable TSA Release and provides for termination upon a specified number of days of advance notice.

4.2 Unavoidable Delays. Provider shall not be liable for delays or interruptions in performing its obligations (other than obligations to make monetary payments) primarily arising from any act, delay or failure to act on the part of any governmental authority; acts of God; disruptions such as fire or explosions; failure or delay beyond Provider’s reasonable control in securing necessary materials, services or facilities; labor difficulty such as strikes, slow-downs or shortages; or other causes beyond Provider’s reasonable control. In the event of any occurrence which Provider determines will prevent or cause a significant delay in its performance, Provider shall notify Recipient promptly in writing. Provider shall use reasonable efforts to overcome the circumstances created by such event as quickly as possible and to mitigate the impact of such circumstances on its provision of Transition Services hereunder, and shall notify Recipient promptly in writing when such circumstances have ceased to affect the provision of Transition Services. So long as such circumstances persist, Recipient shall have the right to terminate any Transition Service in whole or in part upon 30 days prior written notice to Provider.

4.3 Cancellation Costs. Except as otherwise provided in the Separation Agreement, the Transaction Agreement or the Employee Matters Agreement, in the event of early termination by Recipient, other than pursuant to Section 4.2, Recipient shall be liable for all costs and expenses incurred by Provider to the extent directly attributable thereto and which would not have been incurred but for the provision of such Transition Services, including fees for early termination or cancellation of contracts (provided such contracts were extended for the benefit of the Recipient for purposes of providing Transition Services) and payments under employee retention agreements for key employees (provided such retention agreements were approved in writing by Recipient in advance). In the event of termination by Provider if permitted by the applicable TSA Release, Recipient shall not be responsible for any such costs.

4.4 Survival Upon Expiration or Termination. The provisions of Article III (Disclaimers; Limitation of Liability; Indemnification), Article V (Notices and Demands) and Article VI (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties; provided that, the provisions of Article II (Compensation for Transition Services) shall survive such termination and the Recipient shall remain liable to the Provider for all amounts payable thereunder in respect of Transition Services provided prior to the effective date of such termination.

4.5 Actions Upon Termination. Except as otherwise provided in the Separation Agreement, the Transaction Agreement or the Employee Matters Agreement, upon the termination of any Transition Service with respect to which either Party holds equipment, books, records, files or any other documents or other property owned by (or required by the Transaction Agreement or any Other Transaction Document to be delivered to) the other Party, the Party in possession of such property (including intellectual property) shall promptly return or deliver (or cause to be returned or delivered) all such property of the other Party. Each Party shall bear its reasonable costs and expenses associated with the return thereof, except as otherwise provided in the Transaction Agreement or the Other Transaction Documents. In addition, upon the termination of any of the Transition Services which involved the compilation of records including data on the Provider’s computer systems, the Provider will use commercially reasonable efforts to promptly deliver (or to cause to be promptly delivered) such records to the Recipient. Electronic records will be provided on magnetic media in readable format mutually acceptable to the Parties, which format will be capable of being read by a computer mutually acceptable to the Parties, all data files maintained by Provider to the extent that they contain information which is the property of Recipient (or otherwise required to be delivered to the Recipient pursuant to the Transaction Agreement or any Other Transaction Document), together with printed file descriptions sufficient to identify such data files and their contents and structure. The Recipient will pay all of the Provider’s reasonable costs and expenses associated with the provision and delivery of such material, except as otherwise provided in the Transaction Agreement or the Other Transaction Documents.

ARTICLE V

NOTICES AND DEMANDS

5.1 Notices. All notices, requests and other communications hereunder shall be in writing (including wire or similar writing) and shall be sent, delivered mailed or addressed:

(a) if to Talen Energy, to:

Talen Energy Corporation

Legal Department

835 W. Hamilton Street

Allentown, Pennsylvania 18101

Attention: General Counsel

with a copy to:

Talen Energy Supply, LLC

835 W. Hamilton Street

Allentown, Pennsylvania 18101

Attention: Cheryl A. Dally

(b) if to PPL, to:

PPL Corporation

Office of General Counsel

Two North Ninth Street

Allentown, Pennsylvania 18101

Attention: General Counsel

with a copy to:

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101

Attention: Timothy D. Stephens

All notices, requests and other communications to be given or delivered to a Party under or by reason of the provisions of this Agreement shall be in writing (including in electronic form) and shall be deemed to have been given (i) if personally delivered, delivered by express courier service of national standing (with charges prepaid), or deposited in the United States mail, first class postage prepaid, on the date of physical receipt or (ii) if delivered by facsimile or electronic mail, if delivered (and, in each case, receipt confirmed in writing) on or before 5:00 p.m. Philadelphia time on a Business Day, and if delivered after 5:00 p.m. Philadelphia time, or during a non-Business Day, on the following Business Day, in each case, to such Party at the address set forth above.

ARTICLE VI

MISCELLANEOUS

6.1 Relationship of the Parties. The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and the applicable Provider shall perform its obligations as an independent contractor. It is expressly understood and agreed that nothing contained herein is intended to create an agency relationship, or a partnership or joint venture. Neither Party is an agent or employee of the other. Neither Party has authority to represent the other Party as to any matters, except as authorized herein or in writing by the other Party from time to time.

6.2 Employees. Each Provider shall be solely responsible for payment of compensation to its employees and those of any of its Affiliates engaged in providing any Transition Services and for any injury to them in the course of their employment. Each Provider shall assume full responsibility for payment of all federal, state, and local taxes or contributions imposed or required under unemployment insurance, social security, and income Tax Laws with respect to such persons.

6.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Party which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 6.3 shall be null and void, ab initio. In the event that all or some portion of a TSA Release or this Agreement in its entirety inures to the benefit of, or is enforceable by a Recipient that is a successor or permitted assign of the Parties, and such successor or assign is not an affiliate of one of the Parties hereto, the Provider thereunder shall have the right to require that such successor in interest or permitted assign agree to a reasonable and mutually acceptable modification of the fee arrangement in Section 2.1 as a condition to continuance of the applicable Transition Services.

6.4 Confidentiality. The Parties acknowledge that certain Confidential Information may be shared or disclosed during the performance of this Agreement. The Parties agree that all Confidential Information will be subject to the confidentiality provisions of Article VII of the Separation Agreement. For purposes of this Agreement, the term “Confidential Information” shall mean any information, observation or data that is confidential, proprietary or otherwise not generally known to the public concerning, arising from, owned by, or related to the applicable Party. Confidential Information shall not include any information, observation or data that has been made generally available to the public other than as a result of a disclosure in breach of this Agreement or the Separation Agreement.

6.5 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.6 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors, Affiliates and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania.

6.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Except as provided in Section 2.4 with respect to such disputes, each of the Parties hereto irrevocably and unconditionally agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for the recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or Parties or their respective successors or assigns, shall be brought and determined exclusively in a state or federal court within the Commonwealth of Pennsylvania.

(b) Each of the Parties hereby irrevocably submits with regard to any such Action described in clause (a) of this Section 6.8 for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement in any court other than a state or federal court within the Commonwealth of Pennsylvania. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.8, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (x) the Action in such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.9 Executed in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Any facsimile or electronically transmitted copies hereof or signature hereon shall, for all purposes, be deemed originals.

6.10 Construction. The headings and numbering of articles, sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning, or interpretation of this Agreement or the particular Article or Section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.

6.11 Entire Agreement. This Agreement, including all exhibits and attachments hereto and all TSA Releases, and together with the Transaction Agreement and the Other Transaction Documents, constitutes the entire Agreement between the Parties with respect to the Transition Services, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings with respect to the Transition Services to be provided hereunder. In the event of any inconsistency between this Agreement, on the one hand, and any of the Transaction Agreement, the Separation Agreement or the Employee Matters Agreement, on the other hand, the terms of the Transaction Agreement, the Separation Agreement or the Employee Matters Agreement, as applicable, will control.

6.12 Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of both Parties. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

6.13 Remedies Cumulative. Unless otherwise provided for under this Agreement (including, for the avoidance of doubt, Section 3.3), all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by Law or equity in case of any breach or threatened breach by the other Party of any provision in this Agreement. Unless otherwise provided for under this Agreement, use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement. With respect to Section 6.4, each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by it, and that in addition to all other remedies, the other Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

6.14 Taxes. The Recipient shall pay, or reimburse the Provider for, the gross amount of any sales, use, excise, value-added or other similar tax (whether now existing or subsequently enacted) applicable to the amounts charged by the Provider for Transition Services hereunder. The Provider shall include such taxes on the invoices provided in accordance with Section 2.2 hereof and shall be responsible for remitting such taxes to the applicable taxing authority. Each of Provider and Recipient shall be solely responsible for the payment of any and all of their own other taxes imposed with respect to the provision of any Transition Services and any fees or charges in respect thereof, including without limitation franchise and similar taxes on capital, employment taxes associated with its employees, property taxes, gross receipts taxes, and taxes based on income.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Transition Services Agreement to be executed by their duly authorized officers as of the date first written above.

TALEN ENERGY SUPPLY, LLC

By:
Name:
Title:
Date:

PPL CORPORATION

By:
Name:
Title:
Date:

- Signature Page to Transition Services Agreement-